Exhibit 5.1

[Comerica Letterhead]

Jon W. Bilstrom

Executive Vice President, Governance,

Regulatory Relations and Legal Affairs,

and Secretary

July 28, 2011

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

RE:    COMERICA INCORPORATED — REGISTRATION STATEMENT ON FORM S-8

Dear Sir/Madam:

I am Executive Vice President, Governance, Regulatory Relations and Legal Affairs, and Secretary to Comerica Incorporated, a Delaware corporation (the “Corporation”). This opinion is being rendered with respect to the registration statement on Form S-8 (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission on July 28, 2011 for the purpose of registering under the Securities Act of 1933 (the “Act”), as amended, (i) 500,000 shares of common stock, $5.00 par value, of the Corporation (the “Plan Shares”) and (ii) $12,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”). The Plan Shares are to be issued under the Amended and Restated Sterling Bancshares, Inc. 2003 Stock Incentive and Compensation Plan (the “LTIP Plan”) and the Sterling Bancshares, Inc. Deferred Compensation Plan (as Amended and Restated) (the “Deferred Compensation Plan”). The Deferred Compensation Obligations are to be issued under the Deferred Compensation Plan.

I have examined such certificates, instruments, and documents and reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion. In addition, in rendering this opinion I have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity of certified copies submitted to me with the original documents to which such certified copies relate and the legal capacity of all individuals executing any of the foregoing documents.

I have not considered, and I express no opinion as to, the laws of any jurisdiction other than the federal securities laws of the United States and the General Corporation Law of the State of Delaware, in each case as in effect on the date hereof.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

1.	The Plan Shares have been duly authorized and, when issued in accordance with the terms of the LTIP Plan or the Deferred Compensation Plan, as applicable, and, when the Registration Statement shall have become effective, will be legally issued, fully paid and non-assessable; and

2.	The Deferred Compensation Obligations, upon being issued under and in conformity with the Deferred Compensation Plan, will be legally binding obligations of the Company enforceable in accordance with the terms of the Deferred Compensation Plan, subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Jon W. Bilstrom

Executive Vice President, Governance, Regulatory Relations and Legal Affairs, and Secretary